VolitionRx Limited Appoints Dr. Tom Butera DVM to Board of Directors

AUSTIN, Texas, December 3, 2020 /PRNewswire/ -- VolitionRx Limited (NYSE AMERICAN: VNRX) (“Volition”), a multi-national epigenetics company developing simple, easy to use, cost effective blood tests to help diagnose a range of cancers and other diseases in both humans and animals, announced today the appointment of Dr. Tom Butera DVM, to the Company’s Board of Directors, effective December 1, 2020. Dr. Butera was also appointed to the Company's Audit, Compensation and Nominations and Governance Committees.

“We are pleased to welcome Tom to the Volition Board of Directors,” said Martin Faulkes, the Company’s Chairman of the Board. “Tom is a proven entrepreneur, innovator and value-based leader in the healthcare field, and we are confident he will bring a deep scientific understanding, as well as valuable strategic, operational and management experience at life science and veterinary companies to our Board. This is a particularly timely appointment given the launch of our Nu.Q™ Vet Cancer Screening Test earlier this week.”

“I am excited to join the board of a purpose-driven company that leads through innovation to enhance the health and well-being of people and pets,” said Dr. Butera. “I look forward to working closely with my fellow directors and the Volition leadership team to deliver on our purpose while creating long-term value for our stakeholders.”

Dr. Butera was Co-Founder, Board Member & Chief Medical Officer of Pet Partners, LLC, which was acquired by Mars Veterinary Health in 2016. He currently serves as the Business Development Director at Veterinary Centers of America (VCA), part of Mars Veterinary Health.  Dr. Butera received his Bachelor of Arts degree from Fairfield University and his DVM from the University of Missouri Veterinary School.

About Volition

Volition is a multi-national epigenetics company developing simple, easy to use, cost effective blood tests to help diagnose a range of cancers and other diseases. Early diagnosis has the potential to not only prolong the life of patients, but also to improve their quality of life. The tests are based on the science of Nucleosomics™, which is the practice of identifying and measuring nucleosomes in the bloodstream or other bodily fluid - an indication that disease is present. Volition is primarily focused on human diagnostics but also has a subsidiary focused on animal diagnostics.

Volition's research and development activities are centered in Belgium, with a small laboratory in California and additional offices in Texas, London and Singapore, as the company focuses on bringing its diagnostic products to market.

For more information about Volition, visit Volition's website volition.com or connect with us via:

Twitter: https://twitter.com/volitionrx

LinkedIn: https://www.linkedin.com/company/volitionrx

Facebook: https://www.facebook.com/VolitionRx/

YouTube: https://www.youtube.com/user/VolitionRx

The contents found at Volition's website address, Twitter, LinkedIn, Facebook, and YouTube are not incorporated by reference into this document and should not be considered part of this document.  The addresses for Volition's website, Twitter, LinkedIn, Facebook, and YouTube are included in this document as inactive textual references only.

Nucleosomics™ and Nu.Q™ and their respective logos are trademarks and/or service marks of VolitionRx Limited and its subsidiaries.

Media / Investor Contacts

Louise Batchelor, Volition mediarelations@volition.com +44 (0)7557 774620	Scott Powell, Volition investorrelations@volition.com +1 (646) 650 1351
Jen Lewis, Pegasus jen.lewis@thisispegasus.co.uk +44 (0)7809 867943	Joseph Green, Edison Advisors jgreen@edisongroup.com +1 (646) 653 7030